Exhibit 10.1

April 30, 2001

Mr. Tony Davidson
74 Knudson Drive
Kanata, ON K2K 2L5

Dear Mr. Davidson,

It is with pleasure that I am submitting to you this formal offer of employment with Zim Technologies International Inc. The position you are being offered is that of Director, Retail Applications in our Nepean office. You will report to me, Gerry Lalonde, Executive VP and Chief Technology Officer.

Your responsibilities in this position will commence on June 1, 2001.

Your starting salary will be $120,000.CDN per year. On the Start Date, with the Board of Directors’ approval we will grant you options to acquire 200,000 Common shares in the capital of the Company, which options shall vest on the Start Date. The option price is $1.00 per share and said options shall expire if not exercised within 3 years from the start date. If your employment with the Company is terminated for whatever reason, you must exercise these options within 60 days of the date of the termination of your employment.

Your probation period will be in effect for three months from your start date. During these first three months of employment, Zim Technologies International Inc. will evaluate your contributions, skills and ability in meeting the requirements of the job. It is understood and agreed that at any time during this initial three-month period of employment, Zim Technologies International Inc. may terminate your employment without cause and without notice.

Thereafter, your employment may be terminated without notice only for cause. In the event of termination without cause, you shall receive written notice or compensation in lieu of notice or a combination of both at the discretion of Zim Technologies International Inc.

In the event that the Employment Standards Act provides for a greater right or benefit for termination and/or severance pay, the provisions of the Employment Standards Act shall replace the provisions set out above. Entitlements will be limited to the provisions of the Employment Standards Act or any successor legislation.

...2

Tony Davidson

Zim Technologies International Inc. has an excellent benefits package for employees. You will be eligible for insurance benefits once you have completed the three-month probation period. Vacation is accrued at 1.25 days per month totaling 15 days per year. You are entitled to use your accrued vacation once you have completed your three-month probation period. Zim Technologies International Inc. provides a smoke-free working environment for its employees; therefore, no smoking is allowed.

Please indicate your acceptance of this offer by signing and returning the copy of this letter. Upon commencement of your employment, you will also be required to sign an agreement covering policies of confidentiality and intellectual property.

I look forward to you joining our team and wish you a challenging and prosperous career at Zim Technologies International Inc.

Sincerely,

Gerry Lalonde
Executive VP and Chief Technology Officer
Zim Technologies International Inc.

I have read the above noted offer setting out the terms and conditions of employment with Zim Technologies International Inc. and I hereby acknowledge and agree to the same.

	Accepted:	/s/ Tony Davidson

Tony Davidson

April 30, 2001

Date